Exhibit 99.1

GrabAGun Announces $20 Million Share Repurchase Authorization

Coppell, Texas – August 4, 2025 – GrabAGun Digital Holdings Inc. (“GrabAGun” or the “Company”) (NYSE: PEW), an online retailer of firearms, ammunition and related accessories, today announced that its Board of Directors has unanimously authorized the repurchase of up to $20 million of the Company’s common stock over the next 12 months.

“This repurchase authorization demonstrates our unwavering conviction in the strength of our business and firm belief that the current share price is significantly below the Company’s intrinsic value, ” said Marc Nemati, Chief Executive Officer of GrabAGun “In the second quarter, we delivered growth despite significant industry headwinds. With over $120 million in cash, no debt, and positive earnings, we are in a position to act decisively when the market presents a dislocation. Repurchasing shares at this level represents a compelling and efficient use of capital and underscores our long-term commitment to maximizing shareholder value. At the same time, we remain focused on disciplined investments in both high-return organic initiatives and accretive strategic opportunities.”

About GrabAGun

We are defenders. We are sportsmen. We are outdoorsmen. We believe that it is our American duty to help everyone, from first-time buyers to long-time enthusiasts, understand and legally secure their firearms and accessories. That’s why our arsenal is fully packed, consistently refreshed, and always loaded with high-quality affordable firearms and accessories. Industry-leading brands that GrabAGun works with include Smith & Wesson Brands, Sturm, Ruger & Co., SIG Sauer, Glock, Springfield Armory and Hornady Manufacturing, among others.

GrabAGun is a fast growing, digitally native eCommerce retailer of firearms and ammunition, related accessories and other outdoor enthusiast products. Building on its proprietary software expertise, GrabAGun’s eCommerce site has become one of the leading firearm retail websites. In addition to its eCommerce excellence, GrabAGun has developed industry-leading solutions that revolutionize supply chain management, combining dynamic inventory and order management with AI-powered pricing and demand forecasting. These advancements enable seamless logistics, efficient regulatory compliance and a streamlined experience for customers.

Forward-Looking Statements

Any statements other than statements of historical fact contained herein are forward-looking statements. Such forward-looking statements include, but are not limited to, expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding GrabAGun held by GrabAGun’s management team and the products and markets, future financial condition, expected future performance and market opportunities of GrabAGun. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including the possibility that the share repurchase does not accomplish its intended purposes. Recipients are cautioned not to put undue reliance on forward-looking statements, and GrabAGun does not assume any obligation to, nor intends to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by U.S. federal securities law.

Investors & Media

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